EXHIBIT 10.44

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (referred to hereinafter as “Agreement”), effective September 2, 2008, is entered into by and between The PBSJ Corporation, a Florida corporation (the “Parent”), Post, Buckley, Schuh & Jernigan, Inc., a Florida corporation d/b/a PBS&J (the “Subsidiary”) (hereinafter the Parent and the Subsidiary are referred to collectively, together with their affiliates and subsidiaries as “PBS&J”), and Todd J. Kenner, P.E., individually and on behalf of his heirs, executors, administrators, legal representatives, and assigns (referred to hereinafter as “Kenner”).

WHEREAS, Kenner has been employed by the Subsidiary as its President; and,

WHEREAS, Kenner has elected to voluntarily resign his employment with PBS&J and PBS&J has accepted Kenner’s voluntary resignation; and,

WHEREAS, the parties desire to formalize the future obligations of each party and to fully and completely resolve any and all claims, known and unknown, which the parties had, have or may have between them;

THEREFORE, in consideration of the promises and mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Kenner confirms his decision to voluntarily resign his employment with PBS&J, effective August 22, 2008. Kenner understands and acknowledges that his resignation will also serve as his resignation from any committees, boards, and any other office or positions that he holds with PBS&J.

2. In recognition for his services to PBS&J and as consideration for Kenner’s agreement to the terms of this Agreement, PBS&J agrees as follows:

(a)	PBS&J agrees to pay to Kenner a cash severance benefit of One Hundred Sixty-Two Thousand Five Hundred Dollars and Zero Cents ($162,500.00), less all applicable tax withholdings. This benefit shall be paid out in monthly installments over a six month period;

(b)

With respect to Kenner’s participation in the Supplemental Income Program (“SIP”), PBS&J agrees to pay to Kenner a cash lump sum benefit in the amount of Two Hundred Thirty-Four Thousand One Hundred and Fifty Dollars and Zero Cents ($234,150.00), less all applicable tax withholdings. PBS&J shall have no further obligation to Kenner with respect to any SIP agreement between PBS&J and Kenner, all of which shall be

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terminated and of no further force and effect. For purposes of this Agreement “SIP” shall include (i) that certain Supplemental Income Agreement dated as of the 23rd day of August 1996, by and between the Parent, the Subsidiary and Kenner, (ii) that certain Amendment to Supplemental Income Retirement Agreement dated the 1st day of January 2000, by and between the Parent and Subsidiaries (as defined therein) and Kenner, and (iii) that certain Key Employee Supplemental Income Program Agreement dated the 1st day of January, 2004, by and between the Parent, the Subsidiary and Kenner;

(c)	PBS&J will redeem common stock owned or held by Kenner as follows for $29.68 per share: (i) 7830 shares of common stock held in a 401(k) Trust (amounts deposited into Kenner’s 401(k) account), (ii) 7752.61 shares of common stock held in an ESOP (amounts deposited into Kenner’s account), (iii) 79,859.78 shares of common stock owned or held directly. Shares identified in items (i) and (ii) above will be redeemed for cash, and shares identified in (iii) above will be paid in the form of cash in the amount of $370,238.27, and promissory note (the “Note”) in the amount of $2,000,000, a copy of which is attached as Addendum 1 to this Agreement. With respect to common stock redeemed as described in this paragraph, total cash received equals $832,730.13, from which all applicable taxes will be withheld;

(d)	PBS&J will redeem common stock in the form of (i) restricted stock of 6580 shares issued to Kenner in 1996 (adjusted for a split) pursuant to your SIP, and (ii) restricted stock of 6528 shares which was issued to Kenner on October 31, 2000 (adjusted for a split and pro-rated through August 31, 2008). Any restricted stock which has not vested as of the effective date of his resignation will be considered unvested and will be deemed canceled. With respect to restricted stock redeemed as described in this paragraph, total cash received equals $389,045.44, from which all applicable taxes will be withheld; and

(e)	In accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Kenner will be provided the option of electing continuing health insurance coverage in the same manner and at the same cost as is provided to other separating employees.

3. Kenner acknowledges and agrees that, with the exception of those benefits set forth in this Agreement, he is not entitled to any other compensation or benefit of any kind or nature, from PBS&J or any of its affiliates.

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4. Kenner agrees that he will not disparage, encourage or induce others to disparage or otherwise cast PBS&J, its affiliates or any of their respective officers, directors or employees in a negative light

5. For a period of six months following the effective date this Agreement, Kenner agrees to fully and promptly cooperate and to make himself available to PBS&J and its officers, directors or employees with respect to any inquiries which may arise concerning matters which he was handling on behalf of PBS&J or its affiliates.

6. In consideration of the provisions, promises, terms and conditions of this Agreement, the parties agree to the following restrictive covenants:

(a)	Confidentiality and Nondisclosure. Kenner agrees to treat all information received, acquired, maintained, prepared or used during the course of his employment with PBS&J on a strictly confidential basis and not to disclose, use, give, loan, sell or otherwise dispose of, or make available to any person, firm or other entity, directly or indirectly, such information at any time in the future without the express written authorization of the Chief Executive Officer of PBS&J.

(b)	Return of Property. Kenner agrees to return all PBS&J property in his possession (including any and all copies) including, but not limited to, credit cards, keys, computers, computer software, files, manuals, letters, notes, records, drawings, art, notebooks, reports, documents, disks, and any other information, which he obtained, prepared, acquired, maintained or used during his employment with PBS&J. Kenner’s obligation pursuant to this paragraph shall apply to all PBS&J property without regard to the form of the information and without regard to whether the property was maintained in his office, home or other location.

(c)	Noncompetition: For a period six (6) months from the effective date of this Agreement, Kenner agrees not to, directly or indirectly, engage in, be employed by, or to consult with, any business in competition with PBS&J or any of its affiliates. This restriction shall apply to, but not be limited to, those entities listed in Addendum 2 attached hereto. This restriction shall extend to any and all activities by Kenner, whether as an employee, independent contractor, partner, joint venturer, officer, director, owner, stockholder or agent on behalf of himself or for any person, firm, partnership, corporation or other entity.

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(d)	Nonsolicitation of Employees. For a period of two years from the effective date of this Agreement, Kenner agrees not to, directly or indirectly, solicit or otherwise induce or encourage any employee of PBS&J or any of its affiliates to separate his or her employment with PBS&J or its affiliates. During this two year period, Kenner agrees not to directly or indirectly hire, on behalf of himself or any other individual or entity, any employee currently employed by PBS&J or any of its affiliates.

(e)	Nonsolicitation of Clients. For a period of two years from the effective date of this Agreement, Kenner agrees not to, directly or indirectly, solicit, divert or alienate any current or prospective client of PBS&J or any of its affiliates.

7. Enforcement of Restrictive Covenants. Kenner acknowledges and agrees that damages at law alone will be an insufficient remedy to PBS&J and/or its affiliates in the event of a violation of any of the restrictive covenants set forth in paragraph 6. Accordingly, the parties agree that PBS&J and/or its affiliates shall be entitled to obtain injunctive relief to enforce the provisions of paragraph 6. Kenner acknowledges and agrees that injunctive relief shall be in addition to any other rights or remedies available to PBS&J, or its affiliates, at law or in equity, including, but not limited to, the recovery of actual damages. In the event of a breach of paragraph 6 by Kenner, in addition to any other equitable or legal relief available, Kenner agrees that he will be obligated to repay the severance payment received pursuant to paragraph 2(a). The parties agree that no waiver by PBS&J of any breach of paragraph 6 by Kenner unless PBS&J expressly consents to the breach in a writing signed by the Chief Executive Officer of PBS&J. Any such waiver of any breach of paragraph 6 by Kenner shall not be construed as a waiver of any subsequent breach by Kenner. Kenner acknowledges and agrees that the existence of any claim against PBS&J or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of paragraph 6 by PBS&J or its affiliates.

8. In consideration of the provisions, promises, terms and conditions of this Agreement, Kenner hereby UNCONDITIONALLY, FULLY AND FINALLY RELEASES AND FOREVER DISCHARGES PBS&J from any and all duties, claims, rights, complaints, charges, damages, costs, expenses, attorneys’ fees, debts, demands, actions, obligations, liabilities, and causes of action, of any and every kind, nature, and character whatsoever, whether known or unknown, whether arising out of contract, tort, statute, settlement, equity or otherwise, whether foreseen or unforeseen, whether past, present, or future, whether fixed, liquidated, or contingent, which they have, had, or may in the future claim to have based on any act or omission concerning any matter, cause, or thing arising prior to the date of this Agreement and up to the time of execution of this Agreement (all of the foregoing are hereinafter referred to collectively as the “Released Claims”); provided, however, that nothing contained in this paragraph shall release PBS&J from its obligations to Kenner under this Agreement or the Note.

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9. The Released Claims include, but are not limited to, those directly or indirectly arising out of, or in any way pertaining to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981, 1983, the Fair Labor Standards Act, the Americans with Disabilities Act, the Sarbanes-Oxley Act, the Florida Civil Rights Act, the Florida Whistleblower Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, or any other federal, state or local law, ordinance, regulation, custom, rule or policy; or any cause of action in common law, including but not limited to actions in contract or tort, including any intentional torts; or any claim based upon or related to any instrument, agreement, or document entered into by or between the parties.

10. The Released Claims shall be deemed to include a full and complete release by Kenner of any and all claims against PBS&J, its officers, directors, employees, agents, insurers and attorneys, as well as any and all affiliates, including any employee benefit plans, as well as their respective, officers, directors, employees, agents, insurers and attorneys.

11. Kenner represents that he does not presently have on file, and has not made in any forum, any complaints, charges, or claims (whether civil, administrative, or criminal) against the PBS&J or any of its affiliates. Kenner represents that he is familiar with the quarterly reports filed by PBS&J on Form 10-Q, and the annual report filed by PBS&J on Form 10-K, as filed with the United States Securities and Exchange Commission (collectively referred to hereinafter as the “Reports”). Kenner certifies to PBS&J, its officers and directors that, to his actual knowledge, the financial statements and other information contained in the Reports fairly present, in all material respects, the financial condition and result of operations of the Company and that he has no reason to believe the Reports contain any material inaccuracies or omissions. Kenner also certifies to PBS&J that he understands PBS&J’s internal accounting and disclosure controls and procedures (referred to hereinafter as the “Controls and Procedures”), and it is in compliance with those aspects of the Controls and Procedures applicable to him. In addition, Kenner certifies that he (or those working under his supervision) has disclosed, in writing, to PBS&J’s Chief Financial Officer or his designees through the quarterly certification process or otherwise (i) all deficiencies in the design or operation of the Controls and Procedures that could adversely affect the Company’s ability to record, process, summarize and report financial data, known to him and (ii) any fraud or misconduct involving employees or agents of PBS&J, known to him. Kenner agrees that if, after signing this Agreement, he thereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the claims released hereunder, or asserts in any manner against PBS&J or its affiliates any of the claims released hereunder, Kenner shall pay to PBS&J, its affiliate, or the employee, officer, director, agent, representative, or shareholder, or their successor in interest, in addition to any other damages caused by him, all attorneys’ fees incurred by any of them in defending or in otherwise responding to such suit or claim.

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12. Nothing in this Agreement shall be construed as an admission of wrongdoing by either party.

13. Kenner agrees that, to the extent that any federal, state or local taxes and/or penalties of any kind may be due or payable as a result of the consideration provided to him under the Agreement, he will be responsible for the payment of, and will pay, such taxes and/or penalties. Kenner agrees to indemnify, defend and hold PBS&J harmless from any and all tax penalties, losses, costs, taxes, damages or expenses incurred as a result of any payments made under this Agreement.

14. This Agreement constitutes the complete understanding between Kenner and PBS&J. Kenner acknowledges and declares that no other contract, promise or inducement has been made, whether oral or written. This Agreement shall supersede any and all other agreements, whether oral or written, made prior to the date of execution herein.

15. Kenner acknowledges that he is advised to consult an attorney prior to signing this Agreement. Kenner understands that whether or not he consults with an attorney is his decision.

16. Kenner acknowledges that he has been offered the opportunity to take up to 21 days to consider this Agreement. Additionally, Kenner understands that he may revoke this Agreement within seven (7) days of his signing it. To be effective, a revocation must be in writing and received by PBS&J General Counsel, Benjamin Butterfield, no later than 4:30 p.m. on the seventh calendar day following Kenner’s execution of the Agreement. Kenner understands that if he revokes this Agreement it will not be effective or enforceable in any respect and he will not be entitled to the payments set forth in paragraph 2. Provided that Kenner has not validly revoked this Agreement within such time period, payments set forth in paragraphs 2(b), 2(c) and 2(d) of this Agreement will be immediately paid to Kenner on the next business day following the expiration of such seven-day revocation period.

17. If any provision of this Agreement is found invalid, or incapable of being enforced by reason of any law, rule or public policy, all other provisions shall, nevertheless, remain in full force and effect.

18. Assignability of Agreement; Acceleration of Note.

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(a)	This Agreement, including the provisions of paragraphs 6 and 7, may be assigned, sold or otherwise conveyed by PBS&J to a successor or any other entity without Kenner’s authorization or agreement. This Agreement shall be enforceable by any such successor or assign. Kenner does not have the ability to assign, sell or otherwise convey this Agreement.

(b)	All amounts due under the Note shall become due and payable following (i) any change in control of the Parent, or (ii) a sale of all or substantially all of the Parent’s assets.

19. This Agreement shall be construed and governed in accordance with the laws of Florida. Any action commenced to enforce the terms of this Agreement shall be filed and maintained exclusively in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida.

20. In the event litigation is commenced to enforce the terms of this Agreement, the prevailing party shall be entitled to an award of reasonable legal costs and attorneys’ fees. In the event Kenner pursues any claim included within the Released Claims, PBS&J, its affiliates, officers, directors or employees shall be entitled to an award of legal costs and attorneys’ fees incurred in successfully defending the litigation.

21. No ambiguity in this Agreement shall be construed against any party based upon a claim that the party drafted the ambiguous language.

22. This Agreement may only be modified, altered or rescinded pursuant to a subsequent written agreement, signed by both parties.

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This Agreement is freely and voluntarily entered into by the parties. The parties acknowledge that they have read this Agreement and that they understand the words, terms, conditions and legal significance of this Agreement.

Date	TODD J. KENNER, P.E.

State of Florida	}
County of Hillsborough	}

Sworn and subscribed before me this      day of September, 2008, by Todd J. Kenner, P.E., who is personally known to me or who has produced                                          as identification.

(seal)
Notary Public, State of Florida

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For The PBSJ Corporation,

By:
Date	Printed Name:
Title:

State of Florida	}
County of Hillsborough	}

Sworn and subscribed before me this      day of September, 2008, by                         , who is personally known to me or who has produced                                          as identification.

(seal)
Notary Public, State of Florida

For Post, Buckley, Schuh & Jernigan, Inc., a Florida corporation d/b/a PBS&J

By:
Date	Printed Name:
Title:

State of Florida	}
County of Hillsborough	}

Sworn and subscribed before me this      day of September, 2008, by                         , who is personally known to me or who has produced                                          as identification.

(seal)
Notary Public, State of Florida

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Addendum 1

See Attached Promissory Note

Referenced in Section 2(c) of the Separation Agreement and Release

NON-NEGOTIABLE PROMISSORY NOTE

US $ 2,000,000	As of September 2, 2008

FOR VALUE RECEIVED, the undersigned, PBSJ Corporation, a Florida corporation (“Maker”), hereby promises to pay to Todd J. Kenner (“Payee”), at such place as Payee shall designate in writing, in lawful money of the United States of America, the principal sum of Two Million and No/l00 Dollars (US $ 2,000,000.00) together with interest thereon, or on so much thereof as is from time to time outstanding, at the rates hereinafter set forth below, the principal sum and interest being payable as set forth below.

Section I. Rate of Interest

From and after the date hereof through December 30, 2008, interest shall accrue on the outstanding principal balance hereof at 6% per annum which is the Prime Rate plus 1% (the “Applicable Rate”) as of the date hereof. On each December 31st following the date hereof, the interest rate hereunder shall be reset to the Applicable Rate as of the date thereof, such that from such December 31st through the next succeeding December 30th, interest shall accrue on the outstanding principal balance hereof at such Applicable Rate.

Section II. Payment of Principal and Interest

Subject to Sections III, IV and V, Maker shall make quarterly payments of principal and interest to Payee in equal installments, in accordance with the schedule attached as Exhibit “A” hereto. The first quarterly payment shall be due and payable on October 1, 2008 and quarterly thereafter until paid in full unless subject to a claim of set- off by Maker, through and including September 1, 2011. Unless sooner paid or set-off, all sums due hereunder shall be paid on or before thirty-six (36) months after the date hereof.

Section III. Prepayments

Maker shall have the right to prepay the indebtedness evidenced by this Note, in full or in part, at any time, without penalty, fee or charge.

Section IV. Events of Default

The occurrence of any of the following events or conditions shall constitute an “Event of Default” hereunder:

(a) Except as set forth in Section V, Maker shall fail to make any payment of principal or interest under this Note when due, and such failure shall have continued for 30 days after written notice from Payee to Maker;

(b) Maker shall: (i) file a voluntary petition or assignment in bankruptcy or a voluntary petition or assignment or answer seeking liquidation, reorganization, arrangement, readjustment of Maker’s debts, or any other relief under 11 U.S.C. §§ 101 et. seq. as the same may be amended (the “Bankruptcy Code”), or under any other act or law pertaining to insolvency or debtor relief, whether state, federal, or foreign, now or hereafter existing; (ii) enter into any agreement indicating consent to, approval of, or acquiescence in, any such petition or proceeding; (iii) apply for or permit the appointment, by consent or acquiescence, of a receiver, custodian or trustee of all or a substantial part of Maker’s property; (iv) make an assignment for the benefit of creditors; (v) be unable or shall fail to pay Maker’s debts generally as such debts become due, or (vi) admit in writing Maker’s inability or failure to pay Maker’s debts generally as such debts become due; or

(c) There occurs (i) a filing or issuance against Maker of an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of Maker’s debts or any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing; (ii) the involuntary appointment of a receiver, liquidator, custodian or trustee of Maker or for all or a substantial part of Maker’s property; or (iii) the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Maker and any of such (i) – (iii) shall not have been discharged (or provision shall not have been made for such discharge), or stay of execution thereof shall not have been procured, within ninety (90) days from the date of entry thereof; or

(d) There occurs (i) a change in control of the Maker, or (ii) a sale of all or substantially all of the assets of the Maker.

Upon any Event of Default, the total outstanding principal and all interest payable hereunder shall become immediately due and payable.

Section V. Set-Off

Upon notice to Payee specifying in reasonable detail the basis therefor, Maker may set-off any Claim it may have against Payee against amounts otherwise payable under this Note. The exercise of such right of set-off by Maker in good faith, whether or not ultimately determined to be justified, will not constitute an Event of Default under this Note; provided, however, that in the event the Maker exercises such right to set-off and a court of competent jurisdiction enters a final adjudication that the Maker was not entitled to such set-off, then following such final determination the Maker will immediately make such payments which were determined to be wrongfully set-off, plus interest at the Applicable Rate which would otherwise have been due on such amount. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Maker in any manner in the enforcement of any other remedies that may be available to it. For purposes of this Section V, “Claims” means any claims arising from any loss, liability, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value sustained by Maker which arises from the direct or indirect act, failure to act, or omission, of Payee.

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Section VI. General Provisions

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by Maker or inadvertently received by Payee, then such excess sum shall be credited as a payment of principal, unless Maker shall notify Payee, in writing, that Maker elects to have such excess sum returned to Maker forthwith. It is the express intent hereof that Maker not pay and Payee not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be legally paid by Maker under applicable law.

Neither this Note nor any unpaid proceeds hereof may be assigned, negotiated or otherwise transferred by Payee, except by will or pursuant to the laws of descent and distribution.

THIS NOTE, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS).

IN WITNESS WHEREOF, the undersigned Maker has hereunto executed this instrument as of the day and year first above written.

MAKER:

The PBSJ Corporation

By:
Name:	John B. Zumwalt, III
Title:	Chairman, CEO

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Addendum 2

See Attached List

Referenced in Section 6(c) of Separation Agreement and Release

Addendum 2 to Separation Agreement

1. URS Corp	47. KCI Technologies
2. Jacobs	48. Gresham, Smith and Partners
3. AECOM Technology Corp	49. Vanasse Hangen Brustlin
4. Fluor Corp	50. Greenman-Pedersen
5. CH2M Hill	51. Woolpert Inc.
6. The Shaw Group	52. Hazen and Sawyer
7. Bechtel	53. Psomas
8. Tetra Tech	54. Moffatt & Nichol
9. Parsons	55. Greenhorne & O’Mara
10. KBR	56. Kennedy/Jenks
11. AMEC	57. Halcrow
12. Parsons Brinckerhoff	58. Ellerbe Becket
13. MWH Global	59. Jordan, Jones & Goulding
14. Black & Veatch	60. Volkert & Associates
15. HDR	61. Huitt-Zollars
16. Earth Tech
17. Louis Berger Group
18. HNTB Cos
19. Arcadis US
20. HOK
21. Gensler
22. CDM
23. Kimley-Horn
24. Burns & McDonnell
25. MACTEC
26. Fugro
27. HKS
28. Stantec
29. Malcolm Prime
30. Michael Baker
31. Dewberry
32. Kleinfelder
33. Brown and Caldwell
34. Gannett Fleming
35. Stanley Consultants
36. Hatch Mott MacDonald
37. TranSystems Corp
38. David Evans and Associates
39. Carollo Engineers
40. Leo A Daly
41. RBF Consulting
42. Wilbur Smith Associates
43. Arup (Americas)
44. Golder Associates
45. Reynolds Smith and Hills
46. POWER Engineers Inc.